Exhibit 10.11

NON-COMPETITION AGREEMENT

THIS AGREEMENT dated the 6th day of July 2011.

AMONG:

IMPACT TECHNOLOGIES INC. a Corporation incorporated pursuant to the laws of the state of Nevada having an address at 611-1685 H Street, Blaine, Washington USA 98230

(“Impact”)

 OF THE FIRST PART

AND:

BLACKSWAN INVENTIONS INC., a corporation incorporated pursuant to the federal laws of Canada having a registered address at Unit 203, 1428 West 6th Avenue, Vancouver, British Columbia, V6H 4H4

(the “Vendor”)

 OF THE SECOND PART

AND:

LENNOX ONG, an individual having an address at Unit 203, 1428 West 6th Avenue, Vancouver, British Columbia, V6H 4H4 and CHANGHAO BOH, an individual having an address at 3475 Manning Place, North Vancouver, British Columbia, V7H 2P5

(collectively the “Covenantors”)

OF THE THIRD PART

WHEREAS:

A.

Pursuant to the terms of a Asset Purchase Agreement among the Vendor, Impact, the Covenantors and Digagogo Ventures Corp. dated July 5, 2011 (the “Purchase Agreement”), the Vendor agreed to sell to Impact the Assets (as defined in the Purchase Agreement);

B.

Prior to the completion of the transactions contemplated by the Purchase Agreement, the Covenantors were involved in the development and creation of the Assets and have gained considerable experience with respect to the Assets; and

C.

to induce Impact to enter into the Purchase Agreement, and as a material and essential condition of the closing of the transactions contemplated by the Purchase Agreement, the Vendor and the Covenantors have agreed to execute and deliver this non-competition agreement (the “Agreement”) in favour of Impact.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the of the covenants of Impact in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

The following words and phrases shall have the following meanings, respectively:

(a)

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person where “control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting shares, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person;

(b)

“Business Day” means a day other than a Saturday, Sunday or day on which the chartered banks are closed in the City of Vancouver;

(c)

“Person” means and includes any individual, legal representative, entity, partnership, limited partnership, limited liability company, corporation, body corporate, syndicate, joint venture, association, joint stock company, trust, trustee, association, unincorporated organization, union or a government or an agency thereof;

(d)

“Restricted Period” means a period of two (2) years commencing on the date hereof and ending on the second anniversary of this Agreement; and

ARTICLE 2
NON-COMPETITION

2.1

Non-Competition During the Restricted Period

During the Restricted Period, the Vendor and each of the Covenantors hereby, jointly and severally, agree that they shall not, for themselves, or on behalf of any other Person, directly or indirectly, without written consent of Impact, develop, design, manufacture, sell or solicit for sale or lease products including computer programs, codes and documentation similar in concept or function to the Assets, either directly, or indirectly by aiding, assisting or abetting others.

2.2

No Geographical Limit

The Vendor and each of the Covenantors acknowledge and agree that there can be no geographic limit to their covenants not to compete in section 2.1 above due to the nature of and the extent of the business of Impact, the market for Impact’s products and the technologies with which Impact is involved.

2.3

Acknowledgement

Impact acknowledges and agrees that the Vendor and each of the Covenantors are otherwise free to engage in paid or unpaid non-competing work not otherwise restricted by the covenants not to compete in section 2.1 above.

ARTICLE 3
NON-SOLICITATION

3.1

Non-Solicitation of Employees

The Vendor and each of the Covenantors hereby, jointly and severally, agree that during the Restricted Period they shall not, directly or indirectly, either for themselves or any other Person without written consent of Impact:

(a)

induce or attempt to induce any employee of Impact or any of its Affiliates, to leave the employ of Impact or any of its Affiliate; or

(b)

employ, offer to employ or otherwise engage as an employee, independent contractor or agent, any Person who, as of or following the date hereof, is or becomes an employee of Impact or its Affiliates.

3.2

Non-Solicitation of Customers and Suppliers

The Vendor and each of the Covenantors hereby, jointly and severally, agree that during the Restricted Period they shall not, directly or indirectly, either for themselves or any other Person, without written consent of Impact:

(a)

solicit the business of any Person known to be a customer or supplier of Impact prior to the date hereof, with respect to products, services or activities similar to the Assets;

(b)

solicit the business of any Person known to be a customer or supplier of Impact after the date hereof, with respect to products, services or activities which are similar to the Assets; or

(c)

sell or offer to sell products or services which are the same as or similar to the Assets to any Person which is currently a customer of Impact.

ARTICLE 4
GENERAL CONTRACT PROVISIONS

4.1

Equitable Remedies

The parties hereto recognize that a breach by the Vendor or the Covenantors of any of the covenants herein contained would result in damages to Impact which may not be adequately compensable by way of monetary damages. In the event of such a breach, then in addition to all other remedies available to Impact, whether pursuant to common law or equitable remedies, Impact will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.2

Reasonableness

The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of Impact and that all restrictions are reasonable and valid because of the nature of the work and value of the information in the possession of the Vendor and the Covenantors.  The Vendor and each of the Covenantors hereby waive all defences to the strict enforcement by them of such restrictions.  The Vendor and each of the Covenantors hereby covenant and confirm that they have received sufficient consideration pursuant to the Purchase Agreement in order to agree to the terms set out herein.

4.3

Scope of Restrictions

If the period of time or the geographic limitation stipulated herein is longer or greater than the maximum period of time or maximum geographic limitation allowed by law, then the period of time or geographic area stipulated herein shall be deemed to be the maximum permitted by law, as the case maybe.

4.4

Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  Any legal action or other legal proceeding relating to this Agreement or its enforcement may be brought in any provincial or federal court in the Provinces of British Columbia.

4.5

Currency

Except as otherwise stated herein, dollar amounts referred to in this Agreement shall be in Canadian funds.

4.6

Interpretation

All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed and agreeing with the required word and/or pronoun.  The division of this Agreement into articles, sections, subsections and schedules are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

4.7

Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

4.8

Expenses

Save and except as otherwise provided herein, each party shall be responsible for its own legal fees and other expenses incurred in connection with this Agreement.

4.9

Time of the Essence

Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

4.10

Entire Agreement

This Agreement and the written agreement(s) explicitly referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto (or among their respective counsel) with respect to the subject matter hereof.

4.11

Amendment

This Agreement shall not be amended except in writing signed by all of the parties hereto, and any amendment hereof shall be null and void and shall not be binding upon any such party which has not given its consent as aforesaid.

4.12

Assignment

No party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.13

Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.14

Severability

In the event that any of the representations, warranties or covenants or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or the validity of the remaining terms or portions thereof of this Agreement, and such unenforceable or invalid representation, warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

EXECUTED by IMPACT TECHNOLOGIES INC. in the presence of: /s/ Joselia Soares Witness	) ) ) ) ) ) )	IMPACT TECHNOLOGIES INC. per: /s/ Fernando Londe Authorized Signatory

EXECUTED by BLACKSWAN INVENTIONS INC. in the presence of: /s/ Margo Langford Witness	) ) ) ) ) ) )	BLACKSWAN INVENTIONS INC. per: /s/ Lennox Ong Authorized Signatory

SIGNED, SEALED and DELIVERED by LENNOX ONG in the presence of: /s/ Margo Langford Witness	) ) ) ) ) ) )	/s/ Lennox Ong LENNOX ONG

SIGNED, SEALED and DELIVERED by CHANGHAO BOH in the presence of: /s/ Ari M. Shack Witness	) ) ) ) ) ) )	/s/ Changaho Boh CHANGHAO BOH